Exhibit 99.1

NEWS RELEASE
1901 Chouteau Avenue: St. Louis, MO 63103: Ameren.com

Contacts
Media	Analysts	Investors
Erin Davis	Andrew Kirk	Investor Services
314.554.2182	314.554.3942	800.255.2237
edavis@ameren.com	akirk@ameren.com	invest@ameren.com
For Immediate Release
Ameren Announces Third Quarter 2018 Results

•	Third Quarter GAAP Diluted Earnings Per Share were $1.45 in 2018 vs. $1.18 in 2017

•	Third Quarter Core (Non-GAAP) Diluted Earnings Per Share were $1.50 in 2018 vs. $1.24 in 2017, Reflecting Exclusion of Third Quarter Non-Cash, Tax-Related Charges

•	2018 GAAP Diluted EPS Earnings Guidance Range Raised to $3.30 to $3.40 from $3.15 to $3.35

•	2018 Core (Non-GAAP) Diluted EPS Earnings Guidance Range Established at $3.35 to $3.45
ST. LOUIS (Oct. 31, 2018) — Ameren Corporation (NYSE: AEE) today announced third quarter 2018 net income attributable to common shareholders in accordance with Generally Accepted Accounting Principles (GAAP) of $357 million, or $1.45 per diluted share, compared to third quarter 2017 GAAP net income attributable to common shareholders of $288 million, or $1.18 per diluted share. Excluding certain tax-related items discussed and outlined in the table below, Ameren recorded third quarter 2018 core net income of $370 million, or $1.50 per diluted share, compared to third quarter 2017 core net income of $302 million, or $1.24 per diluted share.
The increase in year-over-year third quarter earnings reflected higher Ameren Missouri electric retail sales primarily due to warmer summer temperatures compared to near-normal temperatures in the year-ago period, as well as earnings on increased infrastructure investments made at Ameren Transmission and Ameren Illinois Electric Distribution. The comparison also benefited from a timing difference between income tax expense and revenue reductions at Ameren Missouri related to the federal Tax Cuts and Jobs Act of 2017 (TCJA). This timing difference is not expected to impact full-year results. These favorable factors were partially offset by increased Ameren Missouri other operations and maintenance expenses.
"Our team continues to successfully execute all elements of our strategy," said Warner L. Baxter, chairman, president and chief executive officer of Ameren Corporation. “As a result of this solid execution and higher Ameren Missouri electric retail sales, we expect to deliver 2018 core earnings within a range of $3.35 to $3.45 per share, up from our prior GAAP and core range of $3.15 to $3.35 per share."
"On September 1, Ameren Missouri elected to utilize the electric grid modernization legislation passed earlier this year, enabling much needed investments for the benefit of our customers and the state," Baxter said. "We are excited to ramp up grid modernization projects in Missouri as similar investments are already delivering significant customer benefits and have created meaningful jobs in our Ameren Illinois business. Finally, we are pleased with the progress made on the proposed ownership of at least 700 megawatts of wind generation by Ameren Missouri to better serve our customers and comply with the Missouri Renewable Energy Standard."
Ameren recorded GAAP net income attributable to common shareholders for the nine months ended Sept. 30, 2018, of $747 million, or $3.04 per diluted share, compared to GAAP net income attributable to common shareholders for the nine months ended Sept. 30, 2017, of $583 million, or $2.39 per diluted share. Excluding certain tax-related items discussed and outlined in the table below, Ameren recorded core net income for the nine months ended Sept. 30, 2018, of $760 million, or $3.09 per diluted share, compared to core net income of $597 million, or $2.45 per diluted share, for the nine months ended Sept. 30, 2017.
The increase in the year-over-year nine month earnings reflected higher Ameren Missouri electric retail sales, primarily due to colder winter and warmer summer temperatures, higher Ameren Missouri electric service rates, effective April 1, 2017, as well as earnings on increased infrastructure investments made at Ameren Transmission, Ameren Illinois Electric Distribution and Ameren Illinois Natural Gas. The comparison also benefited from a timing difference between income tax expense and revenue reductions at Ameren Missouri related to the TCJA. This timing difference is not expected to impact full-year results. These favorable factors were partially offset by increased Ameren Missouri other operations and higher maintenance expenses.
As reflected in the table below, the following items were excluded from core earnings:

•
A non-cash charge for a true-up to the revaluation of deferred taxes associated with the TCJA resulting primarily from recently issued regulations related to bonus depreciation, which decreased earnings for the third quarter and first nine months of 2018 by $13 million.

•
A non-cash charge, at the parent company, for the revaluation of deferred taxes resulting from a July 2017 change in Illinois law that increased the state's corporate income tax rate, which decreased earnings for the third quarter and first nine months of 2017 by $14 million.

A reconciliation of three-month and nine-month GAAP to core earnings is as follows:

	(In millions, except per share amounts)
	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2018		2017		2018		2017
GAAP Earnings / Diluted EPS	$357	$1.45	$288	$1.18	$747	$3.04	$583	$2.39
Charge for revaluation of deferred taxes from increased Illinois state income tax rate	—	—	22	0.09	—	—	22	0.09
Less: Federal income tax benefit	—	—	(8)	(0.03)	—	—	(8)	(0.03)
Charge, net of tax benefit	$—	$—	$14	$0.06	$—	$—	$14	$0.06

Charge for revaluation of deferred taxes from decreased federal income tax rate	13	0.05	—	—	13	0.05	—	—
Less: State income tax benefit	—	—	—	—	—	—	—	—
Charge, net of tax benefit	13	0.05	—	—	13	0.05	—	—
Core Earnings / Diluted EPS	$370	$1.50	$302	$1.24	$760	$3.09	$597	$2.45

Earnings Guidance
Ameren raised its 2018 GAAP earnings guidance range to $3.30 to $3.40 per diluted share, compared to the prior range of $3.15 to $3.35 per diluted share, and established its 2018 core earnings guidance range at $3.35 to $3.45 per diluted share. Core earnings guidance excludes the third quarter charge for the true-up to the revaluation of deferred taxes associated with the TCJA.
GAAP and core earnings guidance for 2018 assume normal temperatures for the last three months of this year and are subject to the effects of, among other things: 30-year U.S. Treasury bond yields; regulatory, judicial and legislative actions; energy center and energy distribution operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.
Ameren Missouri Segment Results
Ameren Missouri third quarter 2018 GAAP and core earnings were $294 million and $298 million, respectively, compared to third quarter 2017 earnings of $234 million. Core earnings in 2018 excluded a $4 million non-cash charge for the true-up to the revaluation of deferred taxes. The increase in year-over-year earnings reflected an approximately $40 million timing difference between income tax expense and revenue reductions related to the TCJA. This timing difference is not expected to impact full-year results. The comparison also benefited from higher electric retail sales primarily due to warmer summer temperatures compared to near-normal temperatures in the year-ago period. These favorable factors were partially offset by increased other operations and maintenance expenses.
Ameren Illinois Electric Distribution Segment Results
Ameren Illinois Electric Distribution third quarter 2018 GAAP and core earnings were $35 million and $38 million, respectively, compared to third quarter 2017 earnings of $31 million. Core earnings in 2018 excluded a $3 million non-cash charge for the true-up to the revaluation of deferred taxes. The year-over-year improvement reflected increased earnings on infrastructure investments, as well as a higher allowed return on equity due to a higher average 30-year U.S. Treasury bond yield in 2018 compared to 2017.
Ameren Illinois Natural Gas Segment Results
Ameren Illinois Natural Gas reported no third quarter 2018 GAAP earnings and third quarter 2018 core earnings of $1 million, compared to third quarter 2017 earnings of $2 million. Core earnings in 2018 excluded a $1 million non-cash charge for the true-up to the revaluation of deferred taxes.
Ameren Transmission Segment Results
Ameren Transmission third quarter 2018 earnings were $48 million, compared to third quarter 2017 earnings of $38 million. The year-over-year improvement reflected increased earnings on infrastructure investments.

Other Results
Other results, which includes items not reported in a business segment, were a GAAP and core loss of $20 million and $15 million, respectively, for the third quarter 2018, compared to a GAAP and core loss of $17 million and $3 million, respectively, for the third quarter 2017. Core results for 2018 and 2017 excluded non-cash charges that decreased earnings by $5 million and $14 million, respectively, reflecting the revaluation of deferred taxes. The decrease in year-over-year core results primarily reflected lower net state and federal income tax benefits.
Analyst Conference Call
Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Wednesday, Oct. 31, to discuss 2018 earnings, earnings guidance and other matters. Investors, the news media and the public may listen to a live broadcast of the call at AmerenInvestors.com by clicking on "Webcast" under "Q3 2018 Earnings Conference Call," where an accompanying slide presentation will also be available. The conference call and presentation will be archived for one year in the “Investor News & Events” section of the website under “Events and Presentations.”
About Ameren
St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric transmission and distribution service and natural gas distribution service. Ameren Missouri provides electric generation, transmission and distribution service, as well as natural gas distribution service. Ameren Transmission Company of Illinois develops, owns and operates rate-regulated regional electric transmission projects. For more information, visit Ameren.com, or follow us on Twitter at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn/company/Ameren.

Forward-looking Statements
Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Annual Report on Form 10-K for the year ended December 31, 2017, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•
regulatory, judicial, or legislative actions, including the effects of the TCJA, and any changes in regulatory policies and ratemaking determinations, such as those that may result from the complaint case filed in February 2015 with the Federal Energy Regulatory Commission seeking a reduction in the allowed base return on common equity under the Midcontinent Independent System Operator tariff, Ameren Missouri’s proposed renewable energy standard-rate adjustment mechanism (RESRAM) filed with the Missouri Public Service Commission (MoPSC) in May 2018, Ameren Missouri's requested certificate of convenience and necessity for a wind generation facility filed with the MoPSC in October 2018, Ameren Missouri’s proposed customer energy-efficiency plan under the Missouri Energy Efficiency Investment Act (MEEIA) filed with the MoPSC in June 2018 and revised in October 2018, Ameren Illinois’ natural gas regulatory rate review filed with the Illinois Commerce Commission in January 2018, Ameren Illinois’ April 2018 annual electric distribution formula rate update filing, and future regulatory, judicial, or legislative actions that change regulatory recovery mechanisms;

•
the effect of Ameren Illinois’ participation in performance-based formula ratemaking frameworks under the Illinois Energy Infrastructure Modernization Act and the Illinois Future Energy Jobs Act (FEJA), including the direct relationship between Ameren Illinois’ return on common equity and 30-year United States Treasury bond yields, and the related financial commitments;

•	the effect of the implementation of Missouri Senate Bill 564 on Ameren Missouri, including Ameren Missouri’s election to use plant-in-service accounting and the resulting customer rates caps;

•	the effects of changes in federal, state, or local laws and other governmental actions, including monetary, fiscal, and energy policies;

•
the effects of changes in federal, state, or local tax laws, regulations, interpretations, or rates, amendments or technical corrections to the TCJA, and any challenges to the tax positions we have taken;

•
the effects on demand for our services resulting from technological advances, including advances in customer energy efficiency and private generation sources, which generate electricity at the site of consumption and are becoming more cost-competitive;

•
the effectiveness of Ameren Missouri’s customer energy-efficiency programs and the related revenues and performance incentives earned under its MEEIA programs, including Ameren Missouri’s proposed customer energy-efficiency plan filed with the MoPSC in June 2018 and revised in October 2018;

•	Ameren Illinois’ ability to achieve the FEJA electric customer energy-efficiency goals and the resulting impact on its allowed return on program investments;

•
our ability to align overall spending, both operating and capital, with frameworks established by our regulators and to recover these costs in a timely manner in our attempt to earn our allowed returns on equity;

•
the cost and availability of fuel, such as ultra-low-sulfur coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power, zero emission credits, renewable energy credits, and natural gas for distribution; and the level and volatility of future market prices for such commodities and credits, including our ability to recover the costs for such commodities and credits and our customers’ tolerance for any related price increases;

•
disruptions in the delivery of fuel, failure of our fuel suppliers to provide adequate quantities or quality of fuel, or lack of adequate inventories of fuel, including nuclear fuel assemblies from one Nuclear Regulatory Commission-licensed supplier of Callaway Energy Center's assemblies;

•	the cost and availability of transmission capacity for the energy generated by Ameren Missouri's energy centers or required to satisfy Ameren Missouri's energy sales;

•	the effectiveness of our risk management strategies and our use of financial and derivative instruments;

•
the ability to obtain sufficient insurance, including insurance for Ameren Missouri’s Callaway Energy Center, or, in the absence of insurance, the ability to recover uninsured losses from our customers;

•	business and economic conditions, including their impact on interest rates, collection of our receivable balances, and demand for our products;

•
disruptions of the capital markets, deterioration in our credit metrics, including as a result of the implementation of the TCJA, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity;

•	the actions of credit rating agencies and the effects of such actions;

•	the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages;

•	the construction, installation, performance, and cost recovery of generation, transmission, and distribution assets;

•
the effects of breakdowns or failures of equipment in the operation of natural gas transmission and distribution systems and storage facilities, such as leaks, explosions, and mechanical problems, and compliance with natural gas safety regulations;

•	operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, and decommissioning costs;

•
the impact of current environmental regulations and new, more stringent, or changing requirements, including those related to carbon dioxide and the proposed repeal and replacement of the Clean Power Plan and potential adoption and implementation of the Affordable Clean Energy Rule, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that could limit or terminate the operation of certain of Ameren Missouri's energy centers, increase our costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri and Illinois and with the zero emission standard in Illinois;

•
Ameren Missouri’s ability to acquire wind and other renewable generation facilities and recover its cost of investment and related return in a timely manner, which is affected by the ability to obtain all necessary project approvals; the availability of federal production and investment tax credits related to renewable energy and Ameren Missouri’s ability to use such credits; the cost of wind generation technologies; Ameren Missouri’s ability to obtain timely interconnection agreements with MISO or other Regional Transmission Organizations, including the costs of such interconnections; and the implementation of a proposed RESRAM;

•	labor disputes, work force reductions, future wage and employee benefits costs, including changes in discount rates, mortality tables, returns on benefit plan assets, and other assumptions;

•
the impact of negative opinions of us or our utility services that our customers, legislators, or regulators may have or develop, which could result from a variety of factors, including failures in system reliability, failure to implement our investment plans or to protect sensitive customer information, increases in rates, or negative media coverage;

•	the impact of adopting new accounting guidance;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures;

•	legal and administrative proceedings;

•
the impact of cyberattacks, which could, among other things, result in the loss of operational control of energy centers and electric and natural gas transmission and distribution systems and/or the loss of data, such as customer, employee, financial, and operating system information; and

•	acts of sabotage, war, terrorism, or other intentionally disruptive acts.

New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating Revenues:
Electric	$1,590	$1,594	$4,209	$4,183
Natural gas	134	129	663	592
Total operating revenues	1,724	1,723	4,872	4,775
Operating Expenses:
Fuel	216	199	590	594
Purchased power	148	163	453	493
Natural gas purchased for resale	30	25	252	196
Other operations and maintenance	429	413	1,299	1,262
Depreciation and amortization	241	225	713	668
Taxes other than income taxes	127	129	374	364
Total operating expenses	1,191	1,154	3,681	3,577
Operating Income	533	569	1,191	1,198
Other Income, Net	32	23	84	61
Interest Charges	101	97	302	295
Income Before Income Taxes	464	495	973	964
Income Taxes	105	205	221	376
Net Income	359	290	752	588
Less: Net Income Attributable to Noncontrolling Interests	2	2	5	5
Net Income Attributable to Ameren Common Shareholders	$357	$288	$747	$583

Earnings per Common Share – Basic	$1.46	$1.19	$3.06	$2.40

Earnings per Common Share – Diluted	$1.45	$1.18	$3.04	$2.39

Weighted-average Common Shares Outstanding – Basic	244.1	242.6	243.6	242.6
Weighted-average Common Shares Outstanding – Diluted	246.3	244.7	245.5	244.0

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	September 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$11	$10
Accounts receivable - trade (less allowance for doubtful accounts)	605	445
Unbilled revenue	260	323
Miscellaneous accounts receivable	84	70
Inventories	525	522
Current regulatory assets	72	144
Other current assets	83	98
Total current assets	1,640	1,612
Property, Plant, and Equipment, Net	22,379	21,466
Investments and Other Assets:
Nuclear decommissioning trust fund	752	704
Goodwill	411	411
Regulatory assets	1,130	1,230
Other assets	647	522
Total investments and other assets	2,940	2,867
TOTAL ASSETS	$26,959	$25,945
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$649	$841
Short-term debt	521	484
Accounts and wages payable	591	902
Taxes accrued	154	52
Interest accrued	108	99
Customer deposits	126	108
Current regulatory liabilities	114	128
Other current liabilities	317	326
Total current liabilities	2,580	2,940
Long-term Debt, Net	7,614	7,094
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,692	2,506
Accumulated deferred investment tax credits	45	49
Regulatory liabilities	4,652	4,387
Asset retirement obligations	640	638
Pension and other postretirement benefits	529	545
Other deferred credits and liabilities	409	460
Total deferred credits and other liabilities	8,967	8,585
Ameren Corporation Shareholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,598	5,540
Retained earnings	2,073	1,660
Accumulated other comprehensive loss	(17)	(18)
Total Ameren Corporation shareholders’ equity	7,656	7,184
Noncontrolling Interests	142	142
Total equity	7,798	7,326
TOTAL LIABILITIES AND EQUITY	$26,959	$25,945

AMEREN CORPORATION (AEE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2018	2017
Cash Flows From Operating Activities:
Net income	$752	$588
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	699	653
Amortization of nuclear fuel	71	71
Amortization of debt issuance costs and premium/discounts	16	16
Deferred income taxes and investment tax credits, net	212	366
Allowance for equity funds used during construction	(25)	(16)
Stock-based compensation costs	15	12
Other	21	(7)
Changes in assets and liabilities	(75)	(36)
Net cash provided by operating activities	1,686	1,647
Cash Flows From Investing Activities:
Capital expenditures	(1,689)	(1,523)
Nuclear fuel expenditures	(30)	(52)
Purchases of securities – nuclear decommissioning trust fund	(172)	(187)
Sales and maturities of securities – nuclear decommissioning trust fund	159	175
Other	13	3
Net cash used in investing activities	(1,719)	(1,584)
Cash Flows From Financing Activities:
Dividends on common stock	(334)	(320)
Dividends paid to noncontrolling interest holders	(5)	(5)
Short-term debt, net	36	(112)
Maturities of long-term debt	(522)	(425)
Issuances of long-term debt	853	849
Issuances of common stock	56	—
Repurchases of common stock for stock-based compensation	—	(24)
Employee payroll taxes related to stock-based compensation	(19)	(15)
Debt issuance costs	(9)	(5)
Other	1	(1)
Net cash provided by (used in) financing activities	57	(58)
Net change in cash, cash equivalents, and restricted cash	24	5
Cash, cash equivalents, and restricted cash at beginning of year	68	52
Cash, cash equivalents, and restricted cash at end of period	$92	$57

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,875	3,667	11,001	9,589
Commercial	4,100	4,065	11,352	10,953
Industrial	1,211	1,197	3,401	3,368
Street lighting and public authority	24	28	78	85
Ameren Missouri retail load subtotal	9,210	8,957	25,832	23,995
Off-system	2,413	2,463	7,278	9,122
Ameren Missouri total	11,623	11,420	33,110	33,117
Ameren Illinois Electric Distribution
Residential	3,453	3,172	9,383	8,305
Commercial	3,454	3,420	9,568	9,271
Industrial	3,035	3,003	8,770	8,569
Street lighting and public authority	129	131	388	388
Ameren Illinois Electric Distribution total	10,071	9,726	28,109	26,533
Eliminate affiliate sales	(126)	(117)	(288)	(382)
Ameren Total	21,568	21,029	60,931	59,268
Electric Revenues (in millions):
Ameren Missouri
Residential	$508	$491	$1,272	$1,135
Commercial	417	409	1,033	971
Industrial	101	100	249	242
Other, including street lighting and public authority	13	34	25	80
Ameren Missouri retail load subtotal	$1,039	$1,034	$2,579	$2,428
Off-system	72	65	203	330
Ameren Missouri total	$1,111	$1,099	$2,782	$2,758
Ameren Illinois Electric Distribution
Residential	$223	$224	$663	$651
Commercial	131	133	381	395
Industrial	28	27	96	83
Other, including street lighting and public authority	10	20	39	49
Ameren Illinois Electric Distribution total	$392	$404	$1,179	$1,178
Ameren Transmission
Ameren Illinois Transmission(a)	$71	$72	$195	$197
ATXI	42	47	125	129
Ameren Transmission total	$113	$119	$320	$326
Other and intersegment eliminations(a)	(26)	(28)	(72)	(79)
Ameren Total	$1,590	$1,594	$4,209	$4,183

(a)	Includes $15 million, $14 million, $41 million and $32 million, respectively, of electric operating revenues from transmission services provided to the Ameren Illinois Electric Distribution segment.

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Gas Sales - dekatherms (in millions):
Ameren Missouri	3	3	15	12
Ameren Illinois Natural Gas	25	26	127	113
Ameren Total	28	29	142	125
Gas Revenues (in millions):
Ameren Missouri	$18	$17	$94	$83
Ameren Illinois Natural Gas	116	112	569	510
Eliminate affiliate revenues	—	—	—	(1)
Ameren Total	$134	$129	$663	$592
		September 30,		December 31,
		2018		2017
Common Stock:
Shares outstanding (in millions)		244.2		242.6
Book value per share		$31.35		$29.61